Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Between

NOVANTA CORPORATION

And

SCHNEIDER ELECTRIC HOLDINGS, INC.

_______________

Dated as of July 9, 2021

Page

I. DEFINITIONS.		1
1.1	Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	8

II. SALE AND PURCHASE OF SHARES.		10
2.1	Sale and Purchase of Shares	10
2.2	Closing	10
2.3	Purchase Price Adjustment	11

III. REPRESENTATIONS AND WARRANTIES OF SELLER.		12
3.1	Organization and Good Standing	12
3.2	Authorization of Agreement	13
3.3	Conflicts; Consents of Third Parties	13
3.4	Capitalization	13
3.5	Subsidiaries	14
3.6	Financial Statements	14
3.7	No Undisclosed Liabilities	14
3.8	Absence of Certain Developments	14
3.9	Taxes	14
3.10	Real Property	15
3.11	Intellectual Property	16
3.12	Material Contracts	17
3.13	Employee Benefit Plans	18
3.14	Labor	19
3.15	Litigation	20
3.16	Compliance with Laws; Permits	20
3.17	Environmental Matters	21
3.18	Insurance	21
3.19	Related Party Transactions; Shared Contracts	22
3.20	Financial Advisors	22
3.21	Product and Service Warranties and Liabilities	22
3.22	Inventory; Supplies	22
3.23	Title; Sufficiency of Assets	22
3.24	No Other Representations or Warranties; Schedules	22

IV. REPRESENTATIONS AND WARRANTIES OF BUYER.		23
4.1	Organization and Good Standing	23
4.2	Authorization of Agreement	23
4.3	Conflicts; Consents of Third Parties	23
4.4	Litigation	24
4.5	Financial Capability	24
4.6	Buyer’s Reliance	24
4.7	Financial Advisors	25
4.8	Solvency	24
4.9	Investment Intent	25

i

(Continued)

Page

V. COVENANTS OF THE PARTIES.		25
5.1	Conduct of Business Prior to the Closing	25
5.2	Covenants Regarding Information	27
5.3	Employee Benefits.	27
5.4	Confidentiality	28
5.5	Public Announcements	29
5.6	Reasonable Best Efforts	30
5.7	Tax Matters	31
5.8	Use of Name	33
5.9	Insurance	33
5.10	Intercompany Accounts; Intercompany Arrangements	34
5.11	Termination of Guarantees	34
5.12	Payments Received	35
5.13	Further Actions	35
5.14	Intellectual Property	35
5.15	Business Covenants	36
5.16	Supplier Agreement	36

VI. CONDITIONS TO CLOSING.		37
6.1	Conditions to Obligations of Buyer and Seller	37
6.2	Conditions to Obligations of Buyer	37
6.3	Conditions to Obligations of Seller	38
6.4	Frustration of Closing Conditions	38

VII. TERMINATION.		38
7.1	Termination	38
7.2	Procedure and Effect of Termination	39

VIII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.		40
8.1	Survival of Representations, Warranties and Covenants	40

IX. MISCELLANEOUS.		40
9.1	Notices	40
9.2	Exhibits and Schedules	41
9.3	Entire Agreement; Amendments and Waivers	41
9.4	Severability	42
9.5	Binding Effect; Assignment	42
9.6	No Third-Party Beneficiaries	42
9.7	Fees and Expenses	42
9.8	Counterparts; Effectiveness	42
9.9	Interpretation	42
9.10	Governing Law	43
9.11	Forum; Service of Process	43
9.12	WAIVER OF JURY TRIAL	43
9.13	Specific Performance	44

ii

(Continued)

Page

9.14	Non-Recourse	44
9.15	Legal Representation	44
9.16	Release	45

iii

This STOCK PURCHASE AGREEMENT, dated as of July 9, 2021 (this “Agreement”), is by and between Novanta Corporation, a Michigan corporation (“Buyer”) and Schneider Electric Holdings, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller owns all of the Shares of Schneider Electric Motion USA, Inc., a Connecticut corporation (the “Company”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell, convey, transfer and deliver to Buyer, and Buyer wishes to purchase from Seller, one hundred percent (100%) of the Shares.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I.
DEFINITIONS.

1.1Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounting Methodology” means IFRS, as applied consistently with the accounting methods, policies, practices and procedures historically employed by Seller with respect to the Company; provided, that in the event of an inconsistency between IFRS and the accounting methods, policies, practices and procedures historically employed by Seller with respect to the Company, the accounting methods, policies, practices and procedures historically employed by Seller with respect to the Company shall prevail (including, for the avoidance of doubt, the historical methods, policies, practices, and procedures described in the report listed on Schedule 1.1(b).

“Affiliate” (including, with its correlative meaning, “Affiliated”) means with respect to any Person, any Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Benefit Plan” means, with respect to any Person, each compensation or employee benefit plan, scheme, program, policy, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control, vacation, retirement, pension, end-of-career indemnity, jubilee, long-service or severance plan, program, policy, arrangement, contract, or any collective bargaining agreement, unilateral commitment or binding practice concerning employees) for the benefit of any current or former officer, employee or director of such Person that is maintained or contributed to by such Person, any of its Subsidiaries or any of its ERISA Affiliates, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law, but shall exclude Multiemployer Plans.

“Business” means the Company’s business of developing, manufacturing, marketing, selling, distributing, or representing Competitive Products.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“Cash” means cash, checks, money orders, marketable securities, short-term instruments, and other cash equivalents, and demand deposits or similar accounts.

“CARES Act” has the meaning set forth in this Section 1.1 (in the definition of Indebtedness).

“Closing Company Cash” means Company Cash as of the Effective Time.

“Closing Company Indebtedness” means Company Indebtedness as of the Effective Time.

“Closing Net Working Capital” means Net Working Capital as of the Effective Time; provided that, for purposes of clarity, such calculations shall be based exclusively on the facts and circumstances as they exist as of the Effective Time and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring thereafter.

“Closing Unpaid Transaction Fees” means Unpaid Transaction Fees as of the Effective Time.  For the avoidance of doubt, any liabilities included as Closing Unpaid Transaction Fees shall not be included in Closing Net Working Capital or Closing Company Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Benefit Plan (a) that is, or as of the Closing Date will be, sponsored or maintained solely by the Company for the benefit of any current or former employee of any Company (or any dependent or beneficiary thereof), or (b) is designated as a Company Benefit Plan in Schedule 3.13(a).

“Company Cash” means Cash of the Company, as determined in accordance with the Accounting Methodology.

“Company Indebtedness” means the Indebtedness of the Company.

“Compensation Deduction” means, with respect to any Incentive Award Payment to an Affected Employee or former employee of any of the Company, an amount equal to 22.3% of such payment.

“Competing Business” means, with respect to a Person other than the Company, the business of developing, manufacturing, marketing, selling, distributing, or representing Competitive Products.

“Competitive Products” means low voltage products based on 2-phase stepper drive and stepper motor technology up to 9.2 newton meters being sold or developed by the Company as of the Closing Date.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease (excluding the Real Property Lease), or license.

“Copyrights” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Core Employee Benefit Plans” means the employee benefits plans listed on Schedule 3.13(a) relating to medical, vision, dental, short term disability, long term disability, life and AD&D insurance, paid time off, paid family leave, care@work, and 401-k up to a 5% match.

“Employee Tax Liability” means any income Tax and social security contributions payable by an Affected Employee or former employee of the Company and for which Buyer or the Company is liable to account in connection with an Incentive Award Payment to an Affected Employee or former employee of the Company pursuant to Section 5.3(e).

“Employer Tax Liability” means the employer portion of any employment Taxes payable by Buyer or the Company in connection with an Incentive Award Payment to an Affected Employee or former employee of the Company pursuant to Section 5.3(e).

“Enterprise Value” means $115,000,000.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment, natural resources, or occupational health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 400l(a)(14) of ERISA.

“Excluded Pre-Closing Taxes” means Taxes imposed on or assessed against the Company with respect to a Straddle Period that are not specifically taken into account in Closing Net Working Capital or Closing Unpaid Transaction Fees.

“Fraud” means, with respect to any statement in any representation or warranty set forth in Article III or Article IV (as applicable), (a) the Person against whom an allegation of fraud has been made had actual knowledge that a fact provided by such party was inaccurate when such statement was provided, (b) such statement was provided with the intention to induce the other party to act or refrain from acting and (c) such statement is actually and detrimentally relied upon by the other party.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission, or court, tribunal, or arbitral or judicial body (including any grand jury).

“Government Official” means any: (a) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (b) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Hazardous Substance” means any substance that is listed, classified or regulated as a toxic or hazardous material, substance or waste or words of similar meaning or effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as of the date hereof.

“Incremental Tax Amount” means an amount equal to the amount by which (i) the Taxes that would be payable by Seller and its Affiliates with respect to the sale of the Shares after giving effect to the 338(h)(10) Election, assuming all related gains are taxed at the highest applicable marginal corporate income Tax rates, is greater than (ii) the Taxes that would have been payable by Seller and its Affiliates with respect to the sale of the Shares if the 338(h)(10) Election had not been made, assuming all related gains were taxed at the highest applicable marginal corporate income Tax rates; provided that for the avoidance of doubt, for purposes of calculating the Incremental Tax Amount the amount calculated under Section 5.7(i) shall not be considered as allocated to the Shares.

“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money, including any loan under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), any government program established or expanded thereunder, related thereto or funded thereby or any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Entity in connection with, or in response to, COVID-19, to the extent not repaid or forgiven (including the employer portion of any payroll Taxes that have been deferred pursuant to the CARES Act), (b) all obligations of such Person evidenced by notes, bonds or debentures (other than trade payables, accrued expenses and other similar Liabilities incurred in the ordinary course of business and included in Net Working Capital), (c) all capital lease obligations of such Person required to be classified as such under IFRS, (d) deferred rent, deferred compensation, deferred revenue and a pro rata portion of any bonus expected to be paid with respect to the 2021 fiscal year and (e) Excluded Pre-Closing Taxes.  Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, undrawn letters of credit, performance or bid bonds or (ii) any items included in Net Working Capital or Transaction Fees.

“Intellectual Property” means all rights with respect to intellectual property anywhere in the world, including rights arising from or in respect of the following: (a) all patents, utility models and other rights to inventions, and applications therefor, including continuations, divisionals, continuations-in-part, provisional applications and patents issuing thereon and any reissues, reexaminations and extensions thereof (collectively, “Patents”), (b) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (c) all copyrights, works of authorship and registrations, applications, renewals and extensions thereof (collectively, “Copyrights”), and (d) all trade secrets, confidential information and know-how (collectively, “Trade Secrets”).

“IT Systems” means the hardware, computer software, data communications lines, network and telecommunications equipment, internet-related information technology infrastructure, wide area network and other information technology equipment, owned or controlled by the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or Order of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (public or private) by or before a Governmental Entity.

“Liability” means any debt, liability or obligation (whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, known or unknown, on- or off-balance sheet, or due or to become due) of every kind, nature and description, including all costs and expenses related thereto).

“Liens” means, with respect to any specified asset, any and all liens, encumbrances, charges, claims, equitable interests, mortgages, options, pledges, security interests, easements, encroachments, rights of first refusal or similar restrictions (other than those created under applicable securities laws).

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Marks” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Material Adverse Effect” means any event, change, occurrence or effect that, when considered individually or together with any other event, change, occurrence or effect, has had a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to, or resulting from, alone or in combination, (a) earthquakes, hurricanes, floods, tornadoes, natural disasters, pandemics (including COVID-19) and any government measures (directives, orders or similar measures by any Governmental Entity) in response thereto, changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism), (b) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, including changes in the credit, debt or capital markets, (c) general changes or developments in any of the industries in which the Company operates, (d) changes in any applicable Law or accounting regulations or principles or interpretations thereof, (e) any actions required under this Agreement to obtain any approval or authorization under antitrust or competition Laws for the consummation of the transactions contemplated by this Agreement, (f) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (g) any action taken by Seller or the Company which is required by this Agreement, (h) any actions taken (or omitted to be taken) at the request of Buyer, (i) the failure of the Company to meet any of its internal projections, provided that any such event, change, occurrence or effect causing or contributing to any such failure to meet projections or forecasts may constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred, (j) matters of which Buyer has actual (and not imputed or constructive) knowledge on the date hereof, or (k) the failure to take any specific action expressly prohibited by this Agreement and with respect to which Buyer declined to consent pursuant to Section 5.1 (provided, that any adverse effects resulting from matters described in any of the foregoing clauses (a), (b), (c) or (d) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Company relative to other participants in the industries or geographies in which the Company operates).  For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company, and not against any forward-looking statements, financial projections or forecasts of the Company.

“Material Customers” means the largest ten (10) customers of the business of the Company by revenue received during the fiscal year ended on December 31, 2020.

“Material Suppliers” means the largest ten (10) suppliers to the business of the Company by expenditures made during the fiscal year ended on December 31, 2020.

“Multiemployer Plan” means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital” means, as of any date, the excess of (a) the current assets of the Company in the line item categories set forth on Schedule 1.1(a) as of such date (it being understood that, for purposes of this definition, the term “current assets” shall not include Cash or deferred income Tax assets) over (b) the current Liabilities of the Company in the line item categories set forth on Schedule 1.1(a) as of such date (it being understood that, for purposes of this definition, the term “current liabilities” shall not include any Indebtedness, Transaction Fees, deferred Tax Liabilities and income Tax Liabilities), in each case, determined in accordance with the Accounting Methodology.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Patents” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Permit” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens (i) which are not yet due and payable and which are not reasonably expected to, individually or in the aggregate, materially impair the Company or (ii) that are being contested in good faith and for which sufficient reserves have been established on the Financial Statements in accordance with IFRS; (b) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with IFRS; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities; (d) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (e) Liens relating to operating leases of equipment and (f) with respect to real property, easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case, which do not interfere in any material respect with the operation of the business of the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity or organization.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Tax period beginning before and ending after the Closing Date, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Tax period beginning before and ending after the Closing Date, the portion of such Tax period ending on the Closing Date.

“Present Fair Saleable Value” means the amount that may be realized if the assets of the applicable Person (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

“Proceeding” means all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement).

“Restricted Territory” means the United States of America, Italy, Germany, the Netherlands and France.

“Seller Benefit Plan” means any Benefit Plan (a) that is, or as of the Closing Date will be, sponsored or maintained by Seller or any of its Affiliates for the benefit of any current or former employee of the Company (or any dependent or beneficiary thereof) or (b) in which any current or former employee of the Company participates, in the case of each of (a) and (b) other than the Company Benefit Plans.

“Seller’s Knowledge” or words of similar effect means the actual (and not imputed or constructive) knowledge, without any duty of inquiry or investigation, of the individuals set forth on Schedule 1.1(c).

“Straddle Period” means a taxable period which includes the Closing Date but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Supplier Agreement” means a supply agreement, arrangement or transition services arrangement with the Company’s largest supplier based on expenditures of the Company during the fiscal year ended on December 31, 2020 (“Supplier No. 1”).

“Supplier No. 1” has the meaning set forth in this Section 1.1 (in the definition of Supplier Agreement).

“Target Net Working Capital” means $4,907,009.

“Tax” means (a) any U.S. federal, state, local, or foreign income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, social security (or similar), unemployment, disability, employee or other withholding, excise, severance, stamp, occupation, premium, property, unclaimed property or escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, and however denominated, together with any interest, fine, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto or with respect to any Tax Return; (b) any Liability for any of amount described in clause (a) above whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of applicable Law; and (c) any Liability for any amount described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other Contract to indemnify any Person for taxes, except for Contracts entered into in the ordinary course of business the primary purpose of which is not taxes.

“Tax Gross-Up Amount” means the amount equal to (i) the Incremental Tax Amount plus (ii) the amount of Taxes that would be payable by Seller and its Affiliates with respect to receipt of the Incremental Tax Amount assuming the Incremental Tax Amount were taxed at the highest applicable marginal corporate income Tax rates.

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and any amendment thereof.

“Taxing Authority” means any agency or political subdivision of any foreign, federal, state, local or municipal Governmental Entity with the authority to impose any Tax.

“Trade Secrets” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Transaction Fees” means all fees, costs and expenses incurred by the Company in connection with this Agreement or the consummation of the transactions contemplated hereby, including: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of the Company in connection with the negotiation, preparation, execution and consummation of the transactions contemplated by this Agreement; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of the Company in connection with this Agreement and the consummation of the transactions contemplated hereby; (c) including any Incentive Award Payments, all transaction, change in control, or similar bonuses, retention bonuses, severance or termination payments payable by the Company to employees solely as a result of the consummation of the transactions contemplated hereby (whether paid or provided for following the Closing Date), other than those on Schedule 5.3(e) and which seller remits payment for pursuant to Section 5.3(e).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended.

“Unpaid Transaction Fees” means the amount of any Transaction Fees not paid as of the Effective Time.

“Working Capital Schedule” means the example calculation of Net Working Capital attached hereto as Schedule 1.1(a).

1.2Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
338(h)(10) Election	5.7(i)
Affected Employee	5.3(a)
Agreement	Preamble
Balance Sheet	3.6
Balance Sheet Date	3.6
Buyer	Preamble
Buyer Plan	5.3(b)
Buyer Policies	5.9(b)
Closing	2.2(a)
Closing Balance Sheet	2.3(b)(i)

Term	Section
Closing Date	2.2(a)
Closing Statement	2.3(b)(i)
Company	Recitals
Company Confidential Information	5.4(b)
Confidentiality Agreement	5.4(a)
Covered Matter	9.10
Disclosure Schedule	Article III
Dispute Notice	2.3(b)(ii)
Disputed Item	2.3(b)(ii)
Effective Time	2.2(a)
Environmental Permits	3.17(a)
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Purchase Price	2.3(a)
Excluded Marks	5.8
Financial Statements	3.6
Incentive Award Payments	5.3(e)
Independent Accountant	2.3(b)(ii)
Interim Financial Statements	3.6
Leased Real Property	3.10
Material Contracts	3.12(a)
OFAC	3.16(d)
Outside Date	7.1(b)(i)
Post-Closing Representation	9.15
Purchase Price	2.1
Real Property Lease	3.10
Released Parties	9.16
Releasing Parties	9.16
Restricted Parties	5.15(a)
Relevant Persons	3.16(b)
Representatives	3.24
Resolution Period	2.3(b)(ii)
Seller	Preamble
Seller Claims Made Policies	5.9(b)
Seller Confidential Information	5.4(c)
Seller Group	9.15
Seller Guarantees	5.11
Shares	3.4
Solvent	4.8
Sublicensable	5.14
Transfer Taxes	5.7(e)
Transition Services Agreement	6.2(e)
Unresolved Items	2.3(b)(ii)
Waiving Parties	9.15
WARN	5.3(d)
Year-End Financial Statements	3.6

II.
SALE AND PURCHASE OF SHARES.

2.1Sale and Purchase of Shares.  Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all legal and beneficial right, title and interest in and to all Shares free and clear of all Liens for an aggregate purchase price equal to (a) Enterprise Value, plus (b) the Closing Company Cash, minus (c) the Closing Company Indebtedness, minus (d) the Closing Unpaid Transaction Fees, plus (e) the excess, if any, of the Closing Net Working Capital over the Target Net Working Capital, minus (vi) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital, plus (vii) any amount due pursuant to Section 5.7(i) (if any) (the “Purchase Price”), subject to adjustment as set forth in Section 2.3.

2.2Closing.

(a)The closing of the sale and purchase of the Shares (the “Closing”) shall take place remotely by the exchange of funds, documents and signatures (or their electronic counterparts), on the last day of the calendar month (or, if such day is not a Business Day, the following Business Day) in which the conditions set forth in Article VI have been satisfied or waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing by the party or parties entitled to the benefit of such conditions) (unless the last day of the calendar month is within five Business Days of the day on which such conditions have been so satisfied or waived, then the Closing shall occur on the last calendar day of the month following the month in which such conditions have been so satisfied or waived), or at such other time or place as the parties may mutually agree. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Effective Time”).

(b)At the Closing:

(i)Seller shall deliver, or cause the Company to deliver, to Buyer:

A.certificates representing all of the Shares, in each case, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps or, in the case of Shares that are not evidenced by certificates, evidence of transfer on the applicable share transfer register of the Company;

B.the officer’s certificate required pursuant to Section 6.2(d), in form and substance reasonably satisfactory to Buyer, duly executed by an authorized officer of Seller;

C.the resignations of all officers and directors of the Company;

D.a certificate meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

(ii)Buyer shall deliver, or cause to be delivered:

A.to Seller, by wire transfer of immediately available funds to an account that is designated at least five Business Days prior to the Closing Date by Seller, an amount equal to the Estimated Purchase Price;

B.to the parties designated by Seller, the amounts set forth on the Estimated Closing Balance Sheet to satisfy the Closing Unpaid Transaction Fees; and

C.to Seller, the officer's certificate required pursuant to Section 6.3(c), in form and substance reasonably satisfactory to Seller, duly executed by an authorized officer of Buyer.

2.3Purchase Price Adjustment.

(a)Pre-Closing Adjustment.  Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) containing an estimated balance sheet of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”) and good faith estimates or calculations, as applicable, in reasonable detail, of (i) Closing Company Cash, (ii) Closing Company Indebtedness, (iii) Closing Unpaid Transaction Fees, (iv) Closing Net Working Capital derived from the Estimated Closing Balance Sheet and (v) the Purchase Price pursuant to Section 2.1 based on the amounts described in clauses (i) through (iv) of this Section 2.3(a) (the “Estimated Purchase Price”).  The Estimated Closing Statement shall be prepared in accordance with the Accounting Methodologies, the provisions of this Agreement and the Working Capital Schedule.

(b)Post-Closing Adjustment.

(i)As promptly as reasonably practicable, but no later than forty-five (45) following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) containing an unaudited balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”) and calculations, in reasonable detail, of (i) Closing Company Cash, (ii) Closing Company Indebtedness, (iii) Closing Unpaid Transaction Fees, (iv) Closing Net Working Capital derived from the Closing Balance Sheet, (v) the Purchase Price and (vi) the amount, if any, payable pursuant to clause (iv) of this Section 2.3(b)(i). The Closing Statement shall be prepared in good faith, in accordance with the Accounting Methodologies, the provisions of this Agreement and the Working Capital Schedule.

(ii)In the event Seller has any objections to all or any portion of the Closing Statement, Seller shall, within 30 days of Seller’s receipt of the Closing Statement, deliver to Buyer a written notice (a “Dispute Notice”) specifying in reasonable detail each item or amount that Seller disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Seller’s positions. Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.3(b)(i) other than the Disputed Items.  During the 30 days immediately following Buyer's receipt of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. If Seller and Buyer reach agreement with respect to any such Disputed Items, Buyer shall promptly revise the Closing Statement to reflect such agreement.  If Buyer and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to a nationally recognized independent firm qualified as serving as an accounting expert as to which Seller and Buyer mutually agree (or in the event the parties cannot agree, an accounting expert as chosen by the American Arbitration Association) (the “Independent Accountant”) for resolution in accordance with the terms of this Section 2.3(b). The Independent Accountant shall act as an accounting expert to determine, based solely on presentations by

Buyer and Seller and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. Buyer and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.3(b) and the Accounting Methodologies and the Working Capital Schedule, and in no event shall the Independent Accountant’s determination of any of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement for such Unresolved Item. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request and shall be afforded an opportunity to discuss the Unresolved Items with the Independent Accountant at such hearing as the Independent Accountant shall request or permit.  The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and Seller absent manifest error, and Buyer shall promptly revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne by Buyer and Seller in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant. For example, if the total amount of the Unresolved Items submitted to the Independent Accountant for resolution in accordance with the terms of this Section 2.3(b) is $1,000, the aggregate amount of the Unresolved Items resolved by the Independent Accountant in favor of Seller is $600 and the total amount of fees, expenses and costs of the Independent Accountant in connection with such dispute is $100, then Buyer shall bear $60 of such amount and Seller shall bear $40 of such amount.

(iii)Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees and representatives as such other party shall reasonably request in connection with review of the Estimated Closing Statement or the Closing Statement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to each party and its representatives entering into any customary undertakings required by the other party's accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(iv)Within five Business Days after the Closing Statement is finalized pursuant to this Section 2.3(b), (A) if the Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to such excess or (B) if the Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to such shortfall. Any amount to be paid by Buyer to Seller, or by Seller to Buyer, as applicable, pursuant to this Section 2.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Purchase Price for tax reporting purposes.

III.
REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth on the disclosure schedule delivered by Seller to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

3.1Organization and Good Standing.  Each of Seller and Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted.  Each of Seller and the Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2Authorization of Agreement.  Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized and approved by all requisite corporate or other action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

3.3Conflicts; Consents of Third Parties.

(a)Except (i) as required by the HSR Act and (ii) as set forth on Schedule 3.3(a), neither the consummation of the transactions contemplated hereby nor compliance by Seller or the Company with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Seller or the Company; (ii) any Material Contract or material Permit to which Seller or the Company is a party or by which any of the material properties or assets of Seller or the Company are bound; (iii) any material Order of any Governmental Entity applicable to Seller or the Company, or by which any of the material properties or assets of Seller or the Company are bound; (iv) any applicable Law; or (v) the Real Property Lease, except in the case of clauses (ii)-(iv) where such conflict, violation, default or right of termination or cancellation would not reasonably be expected to have a Material Adverse Effect.

(b)Except (i) as required by the HSR Act and (iii) as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or the compliance by Seller or the Company with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not reasonably be expected to have a Material Adverse Effect.

3.4Capitalization.  The capital stock of the Company consists of 20,000 authorized shares of common stock, of which 12,688 shares are issued and outstanding (“Shares”).  All of the issued and outstanding Shares are owned by Seller, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever, obligating the Company to issue, transfer, deliver, sell, purchase, return or redeem, or cause to be issued, transferred, delivered, sold, purchased, returned or redeemed, any capital stock or other securities of the Company.

3.5Subsidiaries.  The Company does not have any Subsidiaries.  The Company does not directly or indirectly own any equity, joint venture or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any other Person.

3.6Financial Statements.  Seller has made available to Buyer copies of (i) the unaudited balance sheets of the Company as at December 31, 2019 and December 31, 2020 and the related unaudited statements of income of the Company for the years then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Year-End Financial Statements”) and (ii) the unaudited balance sheets of the Company as at April 30, 2021 and the related unaudited statements of income of the Company for the four-month period then ended (such unaudited statements are referred to herein as the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).  Except as set forth in the notes thereto or as disclosed in Schedule 3.6, each of the Financial Statements has been prepared in accordance with IFRS consistently applied and presents fairly in all material respects the financial position, results of operations of the Company as at the dates and for the periods indicated therein; provided, that the Financial Statements do not contain notes or other presentation items and the Interim Financial Statements are subject to normal year-end adjustments.

For the purposes hereof, the unaudited balance sheet of the Company as at April 30, 2021 is referred to as the “Balance Sheet” and April 30, 2021 is referred to as the “Balance Sheet Date”.

3.7No Undisclosed Liabilities.  Except as set forth on Schedule 3.7, the Company does not have any material Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with IFRS and were not so reflected, reserved against or described, other than (a) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, (b) Liabilities for fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (c) Liabilities reflected on or reserved against in the Financial Statements.

3.8Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth on Schedule 3.8, from December 31, 2020 to the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business, (b) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect and (c) the Company has not taken any action that would require notice under Section 5.1, if taken between the date of this Agreement and the Closing.

3.9Taxes.  Except as set forth on Schedule 3.9(a):

(a)The Company has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to it (taking into account for this purpose any extensions), and all material Taxes required to be paid by it have either been paid by it or are reflected in accordance with IFRS as a reserve for Taxes on the most recent Financial Statements.

(b)All material Taxes required to be withheld by the Company have been withheld and, to the extent required, have been timely paid and properly reported to the proper Taxing Authority.

(c)The Company (i) is not a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement the principal purpose of which is to allocate or share liability for Taxes or a closing agreement with respect to Taxes, or (ii) has no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes.

(d)There are and have been (i) no claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Taxing Authority with respect to the Company, and (ii) no audits or examinations of any Taxes or Tax Returns relating to the Company and no such audit or examination is threatened in writing.

(e)No written claim has ever been received with respect to the Company from a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to Tax by such jurisdiction.  The Company is and always has been resident only in its country of incorporation for income Tax purposes and the Company has no branch or permanent establishment in a country other than its country of incorporation.

(f)There are no Tax Liens upon any property or assets of the Company other than for Taxes not yet due and payable.

(g)The Company has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code and occurring during the two (2) years prior to the date of this Agreement.

(h)The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(i)The Company will not be required to include any item of income in taxable income or to exclude any deduction, in any Post-Closing Tax Period, as a result of (1) a change in method of accounting under Section 481 of the Code made in a taxable period ending prior to the Closing Date, (2) any installment sale or open transaction disposition made on or prior to the Closing Date, (3) any intercompany transaction or transaction entered into on or prior to the Closing Date and subject to Treasury Regulation Section 1.1502-13 or any excess loss account in existence on or prior to the Closing Date and subject to Treasury Regulation Section 1.1502-19, (4) any deferred revenue or any prepaid amount received on or prior to the Closing Date, (5) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date, or (6) any agreement, contract, arrangement or plan in existence as of the Closing Date that could result in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

3.10Real Property.  The Company does not own any real property.  Schedule 3.10 sets forth a complete list of all Contracts related to real property leased by the Company (collectively, the “Real Property Lease” and such real property, the “Leased Real Property”). Except for the Leased Real Property, the Company has no interest in real property. There are no subleases, license agreements, occupancy agreements or any similar agreements with respect to the Leased Real Property. Except as set forth on Schedule 3.10, no consent of any party is required by the terms of the Real Property Lease in connection with the transactions contemplated hereby. The Company has not received any written notice, nor has the Company delivered any written notice, of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or the landlord under the Real Property Lease. Seller has delivered to the Buyer a correct and complete copy of the Real Property Lease (including all amendments thereto, material correspondence, and similar documents). The Real Property Lease is legal, valid, binding, enforceable and in full force and effect.  The Leased Real Property is being operated by the Company in all material respects in accordance with all applicable Laws.

3.11Intellectual Property.

(a)Schedule 3.11(a) sets forth a complete and accurate list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned or filed by the Company, including, for each item, (i) the record owner of such item, (ii) the jurisdiction or domain name registrar in which such item has been issued or registered or is pending and (iii) the issuance, registration and application numbers and dates of such item, and domain name expiration date, as applicable. All required renewal and other official registry fees, and reasonable steps required for the maintenance of, any items listed on Schedule 3.11(a) as of the date hereof have been paid or taken, as applicable.

(b)Except as set forth on Schedule 3.11(b), the Company owns or has valid licenses to use all Intellectual Property used by it in the conduct of its business; provided, however, that the representation and warranty in this Section 3.11(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation of any Intellectual Property. The Company is the exclusive owner of all right, title and interest in and to all of the Intellectual Property that it owns or purports to own, including the Intellectual Property set forth on Schedule 3.11(a), free and clear of all Liens. Except as set forth on Schedule 3.11(b), all such Intellectual Property is subsisting, valid and, to the Seller’s Knowledge, enforceable; the Company is not subject to or bound by any outstanding Order or Contract restricting the use, licensing or other exploitation of such Intellectual Property; and there are no pending or, to the Seller’s Knowledge, threatened Legal Proceedings with respect to any such Intellectual Property. The Company and, to the Seller’s Knowledge, any other party or parties to any Company license agreement, is in compliance with all applicable licenses of Intellectual Property in all material respects.

(c)Except as set forth on Schedule 3.11(c), (i) to the Seller’s Knowledge, neither the conduct by Company of its business nor the making, use, offer for sale, sale or importation by the Company of any products and services of the Company infringes, constitutes or results in a misappropriation of or violates any Intellectual Property of any Person, and (ii) the Company has not received any written or, to the Seller’s Knowledge, oral, notice alleging that the Company has infringed, misappropriated or violated any Intellectual Property of any Person or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company, which notice has not been resolved to the reasonable satisfaction of the Company.

(d)Except as set forth on Schedule 3.11(d), to the Seller’s Knowledge, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Company.

(e)The Company has taken commercially reasonable measures to protect the confidentiality of the Trade Secrets owned by the Company.

(f)Except as set forth on Schedule 3.11(f), each current and former employee of the Company, and all other Persons who have created any portion of, or otherwise would have any rights in or to, any Intellectual Property developed for the Company or owned or purported to be owned by the Company have entered into written agreements that assign to the Company all of such Person’s rights in and to Intellectual Property created, conceived, or otherwise developed by such Person in the scope of work for the Company or owned or purported to be owned by the Company, or the Company owns such Intellectual Property pursuant to applicable Law. No software that is subject to any open source license (e.g., a license meeting the Open Source Definition promulgated by the Open Source Initiative) has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery, or provision of any of the Company’s proprietary software in a manner that requires licensing of Company Patents or requires such proprietary software to be licensed or distributed (i) in a form other than executable or object code (e.g., in source code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of any of the proprietary software; or (iii) without a license fee.

(g)Except as set forth on Schedule 3.11(g), all IT Systems are sufficient for the conduct of the Company’s business as currently conducted and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used.  The Company has implemented, maintained and complies with commercially reasonable written security, business continuity and backup and disaster recovery plans and procedures. Except as set forth on Schedule 3.11(g), to the Seller’s Knowledge, there have been no material breaches, security incidents, misuse of, or unauthorized access to the IT Systems.

3.12Material Contracts.

(a)Schedule 3.12(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound, as of the date hereof, other than (x) Contracts in connection with the transactions contemplated by this Agreement, (y) purchase orders or statement of works entered into in the ordinary course of business and (z) Contracts which can be terminated by the Company, without penalty, upon notice of 90 days or less (collectively, the “Material Contracts”):

(i)any Contract for the sale of any assets of the Company, other than in the ordinary course of business, for consideration in excess of $200,000;

(ii)any Contract relating to an acquisition by the Company of an operating business or the capital stock of any other Person;

(iii)any Contract relating to the incurrence of Indebtedness, the making of any loan involving amounts in excess of $200,000 or the imposition of a Lien other than a Permitted Lien on the material assets of the Company;

(iv)any Contract, other than a Company Benefit Plan, in which the Company paid an amount in cash, goods, services or materials of $200,000 or more during the 2020 calendar year;

(v)any Contract, other than a Company Benefit Plan, in which the Company received, an amount in cash, goods, services or materials of $200,000 or more during the 2020 calendar year;

(vi)any Contract (A) containing any covenant limiting in any respect the right of any the Company to engage in any line of business, to compete with any Person in any line of business or to compete with any Person or the manner or locations in which any of them may engage, (B) prohibiting or limiting the right of the Company to make, sell or distribute any products or services or (C) that requires the Company (or, after the Closing, Buyer or its controlled Affiliates) to deal exclusively with any Person or group of related Persons;

(vii)any Contract: (A) pursuant to which another Person is granted a license to material rights to Intellectual Property; or (B) pursuant to which a third party (1) grants to the Company a license to material third-party Intellectual Property (excluding non-negotiated “shrink wrap,” “click wrap” or “off the shelf” software licenses that are generally commercially available) or (2) assigns to the Company any material Intellectual Property (other than any Contract with employees (or independent contractors or consultants in the role of developing Intellectual Property) of the Company);

(viii)any Contract for joint ventures, strategic alliances, or partnerships;

(ix)all Tax sharing and similar Contracts the principal purpose of which is to allocate or share liability for Taxes or a closing agreement with respect to Taxes; and

(x)any Contract with a Material Customer or a Material Supplier.

(b)The Company is not in breach or default under any such Material Contract, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.  To Seller’s Knowledge, (i) each such Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles), (ii) as of the date hereof, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Material Contracts except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect, and (iii)  no party to any of the Material Contracts has exercised or threatened in writing to exercise any termination rights with respect to any such Material Contract.  Except as set forth on Schedule 3.12(b), copies of each of the Material Contracts listed on Schedule 3.12(a), together with the amendments thereto, have been made available to Buyer, except that any purchase orders or statements of work entered into pursuant to a master service Contract or similar master Contract have not been made available to Buyer; provided that, for the avoidance of doubt, each such master service Contract or similar master Contact that constitutes a Material Contract has been made available to Buyer.

3.13Employee Benefit Plans.

(a)Schedule 3.13 lists all material Seller Benefit Plans and, separately, all material Company Benefit Plans.  With respect to each material Company Benefit Plan, Seller has made available to Buyer complete and correct copies (as applicable) of: (i) the plan document, as amended from time to time, and any related trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent determination or opinion letter provided by a Governmental Entity and any currently pending application to a Governmental Entity for a determination letter; (iii) the most recent summary plan description or other written summary provided to participants thereof; and (iv) all material notices of or correspondence with any Governmental Entity issued to the Company relating to such Company Benefit Plan. Seller has made available to Buyer written summaries of the material terms of each Core Employee Benefit Plan reasonably sufficient for Buyer to comply with the terms of Section 5.3(a).

(b)Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code or otherwise receive favorable Tax treatment under applicable foreign Tax Law, and the trust (if any) forming a part thereof, has been determined by the applicable Governmental Entity to be so qualified, such determination has not been revoked as of the date hereof and, to the Seller’s Knowledge, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination.

(c)Each Company Benefit Plan and, with respect to current and former employees of the Company, each Seller Benefit Plan has been maintained, operated, funded and accounted for in all material respects in accordance with its terms, applicable Law and any applicable collective bargaining agreements. Neither Seller nor any of its Affiliates has engaged in any non-exempt “prohibited transaction”

(within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan or Company Benefit Plan for which the Company would reasonably be expected to have any material liability. No condition exists that presents a material risk to any of the Company of having any payment obligation in respect of any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code or any applicable similar Law (including, in each case, on account of being an ERISA Affiliate of any Person).

(d)Except as would not reasonably be expected to result in material liability to the Company, during the last two years the Company has timely made all required contributions and paid all premiums in respect of all Company Benefit Plans and Seller Benefit Plans.

(e)The Company does not sponsor, maintain or contribute to, and has not, within the preceding six years, maintained or sponsored any Seller Benefit Plan or Company Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code or that is a defined benefit pension plan. No Liability under Title IV of ERISA has been incurred or is expected to be incurred by Seller or any of its ERISA Affiliates that has not been satisfied in full, and no condition exists that could be expected to result in Seller or any of its ERISA Affiliates incurring such Liability on or prior to the Closing.  “ERISA Affiliate” means any Person, trade or business that, together with the Company, would be deemed a single employer under Section 414 of the Code or Section 4001 of ERISA.

(f)Other than routine claims for benefits made in the ordinary course of business, there are no pending or, to the Seller’s Knowledge, threatened litigation or claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan for which the Company or any Company Benefit Plan would reasonably be expected to incur any material liability. No Company Benefit Plan is presently under or subject to an audit or examination (nor has notice been received by Seller or the Company of a potential audit or examination) by any Governmental Entity, whether domestic or foreign, that would reasonably be expected to result in a material liability.

(g)The Company does not maintain, sponsor, contribute to and is not obligated to contribute to, and has not, within the preceding six years, maintained, sponsored, contributed to or been obligated to contribute to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(h)Except as set forth on Schedule 3.13(h), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) result in an increase in the amount of compensation or benefits, the acceleration of the vesting or timing of payment of any compensation or benefits payable, or any loan forgiveness to or in respect of any current or former employee, officer, director or independent contractor of the Company, or any increased or accelerated funding obligation with respect to any Company Benefit Plan.

3.14Labor.

(a)The Company is not a party to any labor or collective bargaining agreement.  Except as set forth on Schedule 3.14, there are no (i) material strikes, work stoppages, work slowdowns or lockouts pending or, to the Seller’s Knowledge, threatened against or involving the Company, (ii) material unfair labor practice charges, grievances or complaints pending or, to the Seller’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company, or (iii)  union organization campaigns in progress with respect to any of the Company’s employees.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance with all applicable Laws governing the employment of labor. To the Seller’s Knowledge, no member of the Company’s executive management team has indicated orally or in writing that he or she intends to terminate his or her employment with the Company. To the Seller’s Knowledge, within the past three (3) years, no substantiated or upheld allegations of sexual harassment have been made through Seller’s formal complaint process against any member of the Company’s executive management team.

(b)Schedule 3.14(b) sets forth a complete and accurate list of all of the employees of the Company (and any employee of Seller or a Seller Affiliate if he or she will be transferred to the Company prior to the Closing) as of the date hereof, including in each case, their name, employer, job title, department, hire date, full time/part time status, salaried/hourly status, exempt/nonexempt status, active or leave status (if on leave, with type of leave indicated and projected return date), work location, base salary/wage, last bonus paid, current year’s bonus entitlement or target, and outstanding Seller equity awards.

3.15Litigation.  Except as set forth on Schedule 3.15, there are no Legal Proceedings pending or, to the Seller’s Knowledge overtly threatened in writing against the Company which, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect.  The Company is not subject to any Order the violation of which would reasonably be expected to have a Material Adverse Effect.

3.16Compliance with Laws; Permits.  Except as set forth on Schedule 3.16:

(a)To the Seller’s Knowledge, (i) the Company is and has at all times since January 1, 2019 been in compliance with all applicable Laws (other than Laws that are exclusively covered by other Sections of this Article III as specified in such Sections) and (ii) since January 1, 2019, the Company has not received any written notice of any violation of any applicable Law (other than Laws that are exclusively covered by other Sections of this Article III as specified in such Sections), except, in each case for such non-compliance or violations which would not reasonably be expected to have a Material Adverse Effect.

(b)None of the Company nor its officers, directors, employees, agents, distributors, and other individuals or entities acting for or on behalf of the Company (collectively, the (“Relevant Persons”) have directly or indirectly since June 1, 2018 violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to the Company.

(c)The Relevant Persons have not directly or indirectly taken any act in material violation of applicable Law in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization  thereof, to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable Law).

(d)The Relevant Persons have not in the course of their actions for, or on behalf of, the Company engaged directly or indirectly in material transactions: (i) connected with any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty's Treasury in the United Kingdom, or the target of any applicable United Nations, European Union or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any United Nations, European Union or United Kingdom assets freeze list; or (iii) prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the United States or any other jurisdiction.

(e)The Company currently has all material Permits (other than Environmental Permits which are governed exclusively by Section 3.17) which are required for the operation of its businesses as presently conducted.  The Company is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

3.17Environmental Matters.  Except as set forth on Schedule 3.17, or as would not reasonably be expected to result in a Material Adverse Effect:

(a)the operations of the Company are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”), and the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Environmental Permit to which it is a party;

(b)the Company is not subject to any pending, or to the Seller’s Knowledge, threatened claim alleging that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law;

(c)to the Seller’s Knowledge, there has been no release of any Hazardous Substance in amounts or concentrations in violation of applicable Environmental Laws attributable to the operations of the Company;

(d)no consent, waiver, approval, or authorization from any Governmental Entity with respect to any Environmental Laws, including with respect to the Connecticut Transfer Act, is required to be made, obtained, or given in connection with the transaction; and

(e)there are no pending or, to the Seller’s Knowledge, threatened investigations of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any Liability pursuant to any Environmental Law.

(f)This Section 3.17 constitutes the sole and exclusive representations and warranties of Seller regarding environmental matters, including without limitation, all matters arising under Environmental Laws.

3.18Insurance.  Excluding insurance policies that have expired and been replaced in the ordinary course of business or as noted on Schedule 3.18, no insurance policy has been cancelled within the last two (2) years and, to the Seller’s Knowledge, no threat has been made to cancel any insurance policy of the Company during such period.

3.19Related Party Transactions; Shared Contracts.

(a)Schedule 3.19(a) lists, as of the date hereof, all material agreements, commitments or arrangements to or by which the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect.

(b)Schedule 3.19(b) lists, as of the date hereof, all agreements, commitments or arrangements between or among Seller or any of its Affiliates (other than the Company) and any third parties under which the Company receives benefits that are material to the operation of its business.

3.20Financial Advisors.  Except as set forth on Schedule 3.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller, the Company or their Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Seller, the Company or their Affiliates in respect thereof.

3.21Product and Service Warranties and Liabilities. Each service provided or product manufactured, sold or delivered by the Company in the prior three (3) years has been in material conformity with all service or product specifications and all applicable Laws, other than claims for breach of warranty received in the ordinary course of business that are not material the business of the Company.  In the prior three (3) years, the Company has not received written notice of any material Liability to any Person in connection with the provision of products or services in relation to the Company, including any material liability for damage caused to the property of any customer or other Person, not reserved against in the Financial Statements.  In the prior three (3)years the Company has not received written notice of any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company.

3.22Inventory; Supplies. The supplies and inventory of the Company are in good and marketable condition in all material respects and are usable and of a quantity and quality saleable in the ordinary course of business except to the extent of the reserves reflected in the Financial Statements. The inventory of the Company set forth in the Financial Statements was valued at cost and was properly stated therein in all material respects. The inventory of the Company constitutes sufficient quantities for the normal operation of its business in the ordinary course of business.

3.23Title; Sufficiency of Assets.  Except as set forth on Schedule 3.23, immediately following the Closing (assuming receipt of all relevant consents, waivers, approvals, Orders, Permits or authorizations set forth on Schedule 3.3(b), the assets of the Company, along with any transition services or leases provided to Buyer, shall be sufficient, and constitute all of the assets, rights and properties that are necessary for the Company, to conduct the business of the Company following the Closing in all material respects as it is conducted on the date of this Agreement; provided that nothing in this Section 3.23 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same).

3.24No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule hereto as supplemented or amended), neither Seller nor any other Person makes or has made any other express or implied representation or warranty with respect to Seller, the Company or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, the Company, or any of their respective Affiliates, officers, directors, employees, agents or representatives (collectively, “Representatives”).  Except for the representations and warranties contained in Article III hereof (as modified by the Disclosure Schedule hereto as supplemented or amended), Seller directly and on behalf of all Representatives hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, “fireside chats”, responses to questions or requests submitted by or on behalf of Buyer or in any other form in consideration or investigation of the transactions contemplated by this Agreement) to Buyer or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or any of its Affiliates by Seller, the Company, or their Representatives).  Seller makes no representations or warranties to Buyer regarding (i) merchantability or fitness for any particular purpose; or (ii) the probable success or profitability of the Company.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

IV.
REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller as follows:

4.1Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Michigan and has all requisite power and authority to carry on its business as now conducted.  Buyer is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not materially impair its ability to consummate the transactions contemplated by this Agreement.

4.2Authorization of Agreement.  Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized and approved by all requisite corporate or other action of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3Conflicts; Consents of Third Parties.

(a)Except as required by the HSR Act, neither the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will, in any material respect, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Buyer; (ii) any material Contract or material Permit to which Buyer is a party or by which any of the material properties or assets of Buyer are bound; (iii) any material Order of any Governmental Entity applicable to Buyer, or by which any of the material properties or assets of Buyer are bound; or (iv) any applicable Law, except in the case of clauses (ii)-(iv) where such conflict, violation, default or right of termination or cancellation would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)Except as required by the HSR Act, no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the compliance by Buyer with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4Litigation.  There are no Legal Proceedings pending or, to the knowledge of Buyer, overtly threatened in writing against Buyer, which, if determined adversely to Buyer, would materially impair its ability to consummate the transactions contemplated by this Agreement.  Buyer is not subject to any Order the violation of which would materially impair its ability to consummate the transactions contemplated by this Agreement.

4.5Financial Capability.  Buyer (a) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any fees or expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6Buyer’s Reliance.  Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Company to discuss the business of the Company.  Buyer acknowledges that none of Seller, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or in any certificate delivered in connection herewith, and none of Seller, the Company nor any other Person (including any officer, director, member or shareholder of any of Seller, the Company, or any of their respective Affiliates) shall have or be subject to any Liability to Buyer or any other Person resulting from the sale to Buyer, or Buyer’s use of, any such information, including the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated by this Agreement.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement; provided, however, that nothing in this Section 4.6 is intended to limit or modify the representations and warranties contained in Article III.  Buyer acknowledges that none of Seller, the Company, nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company, and Buyer will make no claim with respect thereto.

4.7Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Buyer in respect thereof.

4.8Solvency.  Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to all of the transactions contemplated by this Agreement and the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the purchase of Shares as set forth herein, the accuracy of the representations and warranties of Seller set forth herein and the performance by Seller of its obligations hereunder in all material respects, Buyer and its Subsidiaries (including the Company) will be Solvent.  For purposes of this Agreement, “Solvent” when used with respect to Buyer and its Subsidiaries (including the Company), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of their assets will, as of such date, exceed all of their Liabilities, contingent or otherwise, as of such date, (ii) Buyer and its Subsidiaries (including the Company) will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or will be engaged and (iii) Buyer and its Subsidiaries (including the Company) will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their Indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.  For purposes of the definition of “Solvent,” (i) “debt” means Liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

4.9Investment Intent.  Buyer is acquiring the Company for its own account with the present intention of holding the Company for purposes of investment, and Buyer is not acquiring the Company with a view to or for the public distribution of securities of the Company, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities laws.  Buyer does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Buyer to attempt to sell, transfer or otherwise dispose of such securities in violation of federal or state securities laws.

V.
COVENANTS OF THE PARTIES.

5.1Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, unless Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the business of the Company to be conducted only in the ordinary course of business in all material respects, and Seller shall cause the Company to use its commercially reasonable efforts to preserve intact in all material respects its business organization.  Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Company not to:

(a)amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)issue or sell any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(c)declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock;

(d)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business;

(f)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(g)enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into in the ordinary course of business (including Contracts with customers, vendors or clients);

(h)authorize, or make any commitment with respect to, any capital expenditures other than in the ordinary course of business or pursuant to the current capital expenditures budget of the Company;

(i)sell, assign, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties or assets of the Company, except for sales of inventory and obsolete assets in the ordinary course of business consistent with past practices;

(j)fail to exercise any rights of renewal that by its terms would otherwise expire, or fail to enforce all rights, as well as perform all obligations with respect to, the Real Property Lease or modify, amend, or terminate the Real Property Lease;

(k)grant or announce any increase in the salaries, bonuses or other compensation payable by the Company to any of its employees, other than (i) as required by Law, (ii) pursuant to any Company Benefit Plans or other employee benefit plans, programs or agreements existing on the date hereof or (iii) other ordinary course increases not inconsistent with the past practices of the Company;

(l)hire, or promote any current employee into, a position on the executive management team of the Company;

(m)amend any Company Benefit Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan;

(n)make, change or revoke any material Tax election with respect to the Company; compromise or settle any material Tax Liability, claim or assessment that principally relates to the Company; fail to pay any material Taxes of the Company as they become due and payable or timely contest in good faith by appropriate proceedings any assessment of Taxes principally related to the Company; adopt or change any Tax accounting method of the Company; file any amended Tax Return for the Company; agree to an extension or waiver of the limitation period to any Tax claim or assessment that principally relates to the Company; surrender any right to claim a refund of Taxes with respect to the Company; or enter into any closing agreement with respect to any Tax with respect to the Company; or

(o)make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or IFRS.

5.2Covenants Regarding Information.

(a)From the date hereof until the Closing Date, upon reasonable notice, Seller shall cause the Company to afford Buyer and its representatives reasonable access to the representatives, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Seller’s or the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company.  Notwithstanding anything to the contrary in this Agreement, prior to the Closing, without the prior written consent of Seller, which may be withheld in its sole discretion, Buyer (i) shall not contact any employees of, suppliers to, or customers of, Seller or the Company and (ii) shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company.  Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer or its representatives if such disclosure would, in Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) conflict with any confidentiality obligations by which Seller or the Company are bound, or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)Buyer shall, and shall cause the Company to, preserve and keep the records held by them relating to the Company for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to Seller as may be reasonably required by Seller in connection with, among other things, any Tax filings of Seller or its Affiliates, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of, Seller or its Affiliates or in order to enable Seller to comply with its obligations under this Agreement.  In the event Buyer wishes to destroy such records after that time, Buyer shall first give thirty (30) days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Buyer within such thirty (30) day period, to take possession of the records.

5.3Employee Benefits.

(a)Buyer shall provide, or cause to be provided, to each individual who is an employee of the Company on the Closing Date (an “Affected Employee”), for a period of twelve (12) months following the Closing Date, (i) during his or her employment, (x) salary, wages, bonuses, commissions and other cash compensation that are at least as favorable as those provided by the Company to such Affected Employee immediately prior to the Closing Date, and (y) employee benefits that taken as a whole are substantially comparable in the aggregate as those provided by the Company under the Core Employee Benefit Plans to the Affected Employees immediately prior to the Closing Date (which in any event shall be at least as favorable to those employee benefit plans provided to other similarly situated employees of Buyer and its Affiliates) and (ii) to the extent his or her employment is terminated during such twelve (12) month period, either severance benefits offered by the Company to similarly situated employees immediately prior to the Closing Date or severance benefits offered to similarly situated employees of the Buyer and its Affiliates at the time of such Affected Employee’s termination of employment, whichever is more favorable to such Affected Employee, in each case, taking into account all service with the Company, Buyer and their respective Affiliates in determining the amount of severance benefits payable.  From and after the Closing Date, Buyer shall cause the Company to honor any existing employment, consulting, severance, incentive, change of control, salary continuation and other agreements governing employment, compensation and benefits between the Company and any current or former officer, director, employee or consultant of the Company, including any Company Benefit Plan, in each case, to the extent the Company would have been required to perform such agreement.

(b)Buyer shall, or shall cause the Company to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company under the policies and practices of the Company as of immediately prior to the Closing Date.  Buyer shall, or shall cause the Company to, provide each Affected Employee with credit for all service prior to the Closing Date with the Company or its Affiliates, and any other employers as to which the Company recognized the prior service of its Affected Employees, for purposes of eligibility, vesting and accruals (other than accruals under any defined benefit “employee pension benefit plan” as defined in Section 3(2) of ERISA) under each employee benefit plan, policy, program, agreement or arrangement in which such Affected Employee is eligible to participate at and following the Closing Date (a “Buyer Plan”), except to the extent that such prior service credit would result in a duplication of benefits with respect to the same period of service.  In the event of any change in the welfare benefits provided to any Affected Employee under any Buyer Plan, Buyer shall, or shall cause the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such Buyer Plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s then existing Buyer Plans absent any change in such welfare coverage Buyer Plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed Buyer Plan.

(c)Nothing contained in this Section 5.3 shall (i) guarantee employment for any period of time or preclude the ability of Buyer or the Company to terminate the employment of any Affected Employee at any time and for any reason (subject to the provision of severance in accordance with Section 5.3(a)), (ii) require Buyer or the Company to continue any specific employee benefit plans, or (iii) amend any Company Benefit Plan or other employee benefit plans or arrangements.

(d)Buyer and its Affiliates shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Affected Employee. Buyer agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

(e)To the extent that, as a result of the Closing, any Affected Employee or former employee of the Company becomes entitled to a payment under any of the agreements set forth on Schedule 5.3(e) (such payment, an “Incentive Award Payment”), Seller shall (i) at the Closing, notify Buyer of such Incentive Award Payment and provide Buyer with the information related to such Incentive Award Payment in Seller’s possession so that Buyer may calculate the amount of the Employee Tax Liability, the Employer Tax Liability and the Compensation Deduction arising as a result of such Incentive Award Payment and (ii) promptly remit to Buyer an amount equal to the Incentive Award Payment less the Compensation Deduction. Buyer shall (x) pay, or shall cause the Company to pay, to such Affected Employee or former employee an amount equal to the Incentive Award Payment less the Employee Tax Liability and (y) timely make all required payments of the Employee Tax Liability and Employer Tax Liability to the applicable Taxing Authority. This Section 5.3(e) shall be applied without duplication to any deductions allocated to Seller under the Accounting Methodology.

5.4Confidentiality.

(a)The confidentiality agreement dated April 6, 2021 between Buyer and Seller (the “Confidentiality Agreement”) shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)From and after the Closing, Seller agrees that it will not, and will instruct its Representatives and cause Seller’s controlled Affiliates not to, use or disclose at any time any confidential, non-public information of the Company in its possession as of the Closing Date (“Company Confidential Information”), other than to its Representatives and Affiliates (provided, that Seller shall be responsible for any breach of this Section 5.4(b) by any of such Representatives or Affiliates to which it disclosed such information as if such Representatives and Affiliates were bound by this Section 5.4(b)); provided, however, this Section 5.4(b) shall not apply to any information (x) that is required to be disclosed by applicable Law (including securities Laws) or by a Governmental Entity, national securities exchange or self-regulatory organizations having supervisory jurisdiction over such Person, (y) that is reasonably necessary to be disclosed in connection with any Legal Proceeding with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Legal Proceeding) or (z) information that becomes publicly available, other than as a result of any action or inaction by Seller or its Representatives or controlled Affiliates. In the event Seller, any of its Affiliates or any of their respective Representatives is required by Law to disclose any Company Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the Law and the extent of the required disclosure, and Seller, its Affiliates and of their respective Representatives, as applicable, shall cooperate with Buyer and the Company (at Buyer’s and the Company’s expense) to preserve the confidentiality of such information consistent with applicable Law.

(c)From and after the Closing, Buyer agrees that it will not, and will instruct its Representatives and cause Buyer’s controlled Affiliates (including, for the avoidance of doubt, the Company) not to, use or disclose at any time any confidential, non-public information of Seller and its Affiliates (other than the Company) in its possession as of the Closing Date (“Seller Confidential Information”), other than to its Representatives and Affiliates (provided, that Buyer shall be responsible for any breach of this Section 5.4(c) by any of such Representatives or Affiliates (including, after the Closing, the Company) to which it disclosed such information as if such Representatives and Affiliates (including, after the Closing, the Company) were bound by this Section 5.4(c)); provided, however, this Section 5.4(b) shall not apply to any information (x) that is required to be disclosed by applicable Law (including securities Laws) or by a Governmental Entity, national securities exchange or self-regulatory organizations having supervisory jurisdiction over such Person, (y) that is reasonably necessary to be disclosed in connection with any Legal Proceeding with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Legal Proceeding) or (z) information that becomes publicly available, other than as a result of any action or inaction by Buyer or its Representatives or controlled Affiliates (including, after the Closing, the Company). In the event Buyer, any of its Affiliates (including, after the Closing, the Company) or any of their respective Representatives is required by Law to disclose any Seller Confidential Information, Buyer shall promptly notify Seller in writing, which notification shall include the nature of the Law and the extent of the required disclosure, and Buyer, its Affiliates (including, after the Closing, the Company) and of their respective Representatives, as applicable, shall cooperate with Seller (at Seller’s expense) to preserve the confidentiality of such information consistent with applicable Law.

5.5Public Announcements.  Prior to the Closing, Seller and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or pursuant to the rules or regulations of any securities exchange on which the securities of such party or direct or indirect parent company are listed or traded, in which case the party proposing to issue such press release or make such public statement shall use commercially reasonable efforts to consult in good faith with the other party before issuing such press release or making such public statement to attempt to agree upon mutually satisfactory text.

5.6Reasonable Best Efforts.

(a)Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, (A) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, (B) each of the parties hereto shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to the transactions contemplated by this Agreement, take all action necessary to ensure that such transactions are consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement and (C) Seller shall use its commercially reasonable efforts to obtain consent to assignment of the Real Property Lease, in form and substance reasonably acceptable to Buyer.  Seller and Buyer will each request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act if and to the extent such early termination request is permitted by the United States Federal Trade Commission and the Antitrust Division of the Department of Justice.  The HSR Act filing fees shall be borne exclusively by Buyer.

(b)Subject to applicable Law relating to the exchange of information, Seller and Buyer shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that with respect to any documents or materials required to be filed under the HSR Act or any antitrust or competition Laws of any other applicable jurisdiction that contain information that is confidential or proprietary to the providing party, such party shall not be required to provide such information to the other party and may provide such information directly to the third party and/or Governmental Entity.  In exercising the foregoing rights, each of Seller and Buyer shall act reasonably and as promptly as practicable.

(c)Without limiting Section 5.6(a), Buyer shall take, and shall cause its Affiliates to take, any and all actions necessary in order to ensure that (A) no requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of

Justice or any other applicable Governmental Entity, (B) no decree, Order or judgment and (C) no other matter relating to any U.S. or non-U.S. competition, antitrust, merger control or investment Law, would preclude, impair or delay the consummation of the transactions contemplated by this Agreement, including by consent decree or otherwise (1) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property rights or businesses (including, after the Closing, the Company), (2) terminating, amending or assigning existing relationships or contractual rights and obligations, (3) changing or modifying any course of conduct regarding future operations, (4) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines or assets or rights or interests therein and (5) committing to take any such actions in the foregoing clauses (1), (2), (3) or (4); provided that Buyer is not obligated to take any action contemplated in clause (1) through (4) unless such action is conditioned upon the closing of the transactions contemplated hereby.

5.7Tax Matters.

(a)Tax Administration.

(i)Seller shall prepare and timely file, or cause to be prepared and timely filed, when due all Tax Returns for Tax periods of the Company ending on or prior to the Closing Date and shall pay all Taxes of the Company with respect to such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise set forth in this Agreement or as required by applicable Law.  Seller shall provide Buyer with copies of completed drafts of such Tax Returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Buyer’s review and comment and shall reflect in the Tax Returns filed any good faith reasonable comments received by Seller no later than five (5) days prior to the due date for filing thereof (including any applicable extension).

(ii)Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns other than those for which Seller is responsible pursuant to Section 5.7(a)(i).  With respect to all Straddle Periods, such Tax Returns shall be prepared and filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns unless otherwise set forth in this Agreement or required by applicable Law.  Buyer shall provide Seller with copies of all material Tax Returns for any Straddle Period a reasonable time prior to the due date for filing thereof (including applicable extensions) for Seller’s review and comment and shall reflect in the Tax Returns filed any good faith reasonable comments received by Buyer a reasonable time prior to the due date for filing thereof (including any applicable extension).

(b)Cooperation.  After the Closing Date, Seller, Buyer and their respective Affiliates shall cooperate, as reasonably requested, in connection with the preparation and filing of all Tax Returns prepared and filed pursuant to Section 5.7(a).

(c)Covenants.  None of Buyer (or of its Affiliates) shall (or shall cause or permit any other Person), except as otherwise required by Law, to (i) amend, re‑file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre‑Closing Tax Period (or portion thereof), (ii) make any Tax election that has retroactive effect to any Pre‑Closing Tax Period (or portion thereof), (iii) initiate discussions or examinations with Taxing Authorities regarding Taxes with respect to a Pre-Closing Tax Period (or portion thereof), (iv) extend or waive any statute of limitations for Taxes with respect to a Pre-Closing Tax Period (or portion thereof) or (v) take any action that would reasonably be expected to have an adverse effect with respect to a Pre-Closing Tax Period (or portion thereof), in each case, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

For the avoidance of doubt, Seller may reasonably withhold consent if such requested action may increase the Tax liabilities of Seller by $20,000 or more.

(d)Straddle Period Tax Allocation.  In any case in which a Tax is assessed with respect to a Straddle Period, Taxes attributable to a Straddle Period shall be allocated (i) to the Pre-Closing Tax Period for the period up to and including the Closing Date and (ii) to the post-Closing period for the period subsequent to the Closing Date.  Any allocation of income or deduction required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that items that are calculated on a periodic basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)Transfer Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, stamp, excise, recording, real property, notarial, sales, use, registration and other similar Taxes or fees (which, for the avoidance of doubt, shall exclude any Taxes based on or attributable to income or gain arising by reason of the transactions contemplated by this Agreement) imposed by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes” ) shall be borne by Buyer.  Buyer shall timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by Seller) and provide to Seller upon request evidence of payment of all Transfer Taxes.  Buyer hereby agrees to indemnify Seller against and hold Seller harmless from any and all Transfer Taxes.

(f)Disputes.  Seller and Buyer shall attempt in good faith to resolve any disagreements regarding any Tax Returns covered hereby prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, they shall promptly refer their differences to the Independent Accountant to be resolved in accordance with the provisions of Section 2.3(b).

(g)Refunds.  The Seller will be entitled to any Tax refunds or overpayments that are received by the Company that are attributable to any taxable period or portion thereof ending on or prior to the Closing Date, except to the extent any such refund or overpayment (a) was taken into account in the calculation of Closing Net Working Capital or (b) arises as the result of a carryback of a loss or other Tax benefit or attribute from a Post-Closing Tax Period.  At the request of the Seller, Buyer shall make commercially reasonable efforts to cause the Company to make all filings and take all actions necessary to secure such refunds or overpayments as promptly as practicable and to pay to the Seller any such refund or the amount of any such overpayment within ten (10) days after the actual receipt of or entitlement to such refund or overpayment, net of (x) any Taxes of Buyer and its Affiliates (including the Company) attributable to the receipt of any such refund, and (y) any reasonable costs and expenses incurred by Buyer and its Affiliates (including the Company) in obtaining any such refund.

(h)Section 338(g) Election.  None of the Buyer or any Affiliate of the Buyer shall (or shall cause or permit the Company to) make any election under Section 338(g) of the Code (and any corresponding election under state or local tax law) with respect to the purchase and sale of the Shares hereunder.

(i)Section 338(h)(10) Election.  If Buyer would like to make an election with respect to the sale of the Shares under Section 338(h)(10) of the Code and under any similar provision of state or local Tax law (collectively, the “338(h)(10) Election”), Buyer shall, no later than five (5) Business Days after the date of this Agreement, notify Seller of such desire and request that Seller join any filings that may be necessary in order to effectuate the 338(h)(10) Election.  Upon receipt of any such request, Seller shall deliver to Buyer as promptly as practicable a computation of the Tax Gross-Up Amount together with a reasonably detailed calculation thereof.  If Buyer elects to proceed with the 338(h)(10) Election after receiving Seller’s statement of the Tax Gross-Up Amount, Buyer shall pay to Seller (or an Affiliate of Seller as requested by Seller) at Closing by wire transfer of immediately available funds an amount equal to the Tax Gross-Up Amount.  As promptly as practicable following the receipt of such payment, Seller shall deliver to Buyer a duly executed IRS Form 8023 which Buyer may complete and submit to the United States Internal Revenue Service and with any other applicable filings required under any similar provision of state or local Tax law.  Seller shall cooperate and shall cause its Affiliates to cooperate in providing Buyer with any applicable information reasonably requested by Buyer in order to make the 338(h)(10) Election, including asset and stock basis information. In no event shall Buyer be required to pay any gross-up amount on the Tax Gross-Up Amount.

5.8Use of Name.  Buyer agrees that, except as provided in this Section 5.8, neither it nor its Affiliates (including the Company after the Closing) shall have any right to use of the name “Schneider”, “Schneider Electric”, “Lexium” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Excluded Marks”), and will not at any time hold themselves out as having any affiliation with Seller or any of its Affiliates.  As promptly as practicable following the Closing, but in no event later than six months after the Closing Date, Buyer shall stop, and shall cause its Affiliates (including the Company) to stop, using the Excluded Marks in any form including by removing, permanently obliterating or covering all Excluded Marks, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials; provided, that the foregoing does not apply to uses of the Excluded Marks on (a) inventory of the Company existing as of the Closing; and (b) machinery, tooling and other durable items used by the Company and not regularly subject to public view.  During such time, Buyer and its Affiliates (including the Company) shall have a non-exclusive, royalty free license to use the Excluded Marks subject to the provisions of this Section 5.8. Without limiting the foregoing, in no event shall Buyer or its Affiliates (including the Company) use or display any Excluded Mark in any way (i) other than in the same manner used by the Company immediately prior to the Closing Date, (ii) in connection with products or services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with such Excluded Marks.  Notwithstanding any of the foregoing, Buyer shall not be in violation of the immediately preceding sentence by reason of its or the Company’s use or distribution after the Closing of any inventory of the Company that existed as of the Closing Date, and Buyer shall not be in violation of this Section 5.8 by reason of (i) the appearance of the Excluded Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer or the Company has no control, (ii) the appearance of the Excluded Marks in or on books, records or other materials that, as of the Closing Date, contain or display the Excluded Marks, if such copies are used solely for internal or archival purposes, (iii) use of the Excluded Marks to comply with applicable Laws or for litigation, regulatory or corporate filings, or (iv) the use by Buyer and the Company of the Excluded Marks in a non-trademark manner for purposes of conveying to customers it has acquired the Company from Seller.  Buyer shall, within ten (10) Business Days after the Closing, file, or cause to be filed, with the Secretary of State of Connecticut all documentation necessary to change the name of the Company to a name that does not include “Schneider” or any confusingly similar name.

5.9Insurance.

(a)Buyer acknowledges and agrees that, from and after the Closing Date, the Company shall cease to be insured by any insurance policies or any self-insured programs of Seller or its Affiliates.  With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date and that remain covered by U.S.-based occurrence-based third-party liability insurance policies of Seller or its Affiliates, Buyer may request Seller to make claims under such policies (excluding, for the avoidance of doubt, any non-U.S.-based policies), subject to the terms and conditions of such policies; provided that Buyer (i) shall promptly give Seller notice in writing of any events or circumstances in respect of which Buyer has requested Seller to make a claim pursuant to this Section 5.9, (ii) shall be liable for all uninsured or uncovered amounts for such claims (including any applicable deductibles that are not covered by any insurance policies of Seller or its Affiliates), (iii) shall reimburse Seller and its Affiliates for any increased costs incurred by Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, and (iv) shall not have such right to the extent that such claims are covered by insurance policies of Buyer or its Affiliates.  As of the second anniversary of this Agreement, Buyer’s right pursuant to the immediately preceding sentence shall automatically expire.  For the avoidance of doubt, Seller and its Affiliates shall retain all rights to control its insurance policies and self-insured programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of such policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Buyer.

(b)For a period of two years after the Closing Date, Buyer shall, or shall cause its Affiliates to, maintain liability insurance policies (collectively, the “Buyer Policies”) in respect of claims relating to the Company made after the Closing Date and arising from any events or circumstances that occurred or existed prior to the Closing Date, to the extent that such events or circumstances were covered by “claims made” third-party liability insurance policies of Seller or its Affiliates that were in effect on the Closing Date and under which coverage terminated as of the Closing Date pursuant to Section 5.9(a) (collectively, the “Seller Claims Made Policies”).  The Buyer Policies shall (i) be in effect as of the Closing Date and (ii) provide for coverage limits that are the same or greater than the coverage limits under the applicable Seller Claims Made Policies.

5.10Intercompany Accounts; Intercompany Arrangements.

(a)Other than any intercompany balances relating to the agreements, commitments and arrangements set forth in Schedule 5.10(a), Seller shall cause all intercompany accounts between Seller and any of its Affiliates, on the one hand, and the Company, on the other hand, to be settled or otherwise eliminated prior to the Closing Date in such a manner as Seller shall determine, in each case, without any further liability to Seller or any of its Affiliates, on the one hand, or to Buyer, its Affiliates or the Company, on the other hand, except for trade accounts receivable and trade accounts payable included in the calculation of the Closing Net Working Capital, which accounts shall remain outstanding in accordance with their terms.

(b)Effective as of immediately prior to the Closing, other than (x) pursuant to this Agreement and (y) as otherwise set forth in Schedule 5.10(a) (which Schedule may be amended from time to time prior to the Closing to reflect any mutually agreed additions or deletions), (i) all agreements, commitments and other arrangements set forth in Schedule 3.19(a) and any agreements, commitments or arrangements entered into after the date hereof and before the Closing between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated, without any party having any continuing obligations thereunder, and (ii) the parties thereto shall no longer receive any benefits under any such contracts, agreements, arrangements, commitments, instruments or other obligations.

5.11Termination of Guarantees.  From and after the date of this Agreement, Buyer shall use its commercially reasonable efforts to obtain, on or prior to the Closing, the termination of, and full release of Seller and its Affiliates (other than the Company) from, all obligations of Seller and its Affiliates (other than the Company) arising under all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, performance or bid bonds, insurance surety bonds or other contingent obligations (collectively, the “Seller Guarantees”) set forth on Schedule 5.11. Such efforts shall include an offer by Buyer (or, with Seller’s consent, by a Subsidiary or other Affiliate of Buyer or by other Persons) to substitute its own obligations for those of Seller and its Affiliates (other than the Company) under each Seller Guarantee on terms that are not less favorable than the terms that apply to Seller or its Affiliates (other than the Company). To the extent a Seller Guarantee cannot be replaced on or prior to the Closing Date, Buyer shall use its commercially reasonable efforts to do so as promptly as practicable following the Closing and shall indemnify and hold Seller and its Affiliates harmless from and against any and all Losses resulting from any payment made by Seller or any of its Affiliates to a third party, or any draw-down made by the holder of such Seller Guarantee, in each case, in respect of any Seller Guarantee set forth on Schedule 5.11.

5.12Payments Received.  Seller and Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive after the Closing Date which belongs to the other party, including any payments of accounts receivable and insurance proceeds, and shall account to the other party for all such receipts. In the event of a dispute between the parties regarding any party's obligations under this Section 5.12, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

5.13Further Actions.  Upon the terms and subject to the conditions in this Agreement, each party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement, including to cause the conditions to their respective obligations set forth in Article VI to be satisfied (and not waived) and otherwise to consummate and make effective the transactions contemplated hereby and thereby.  From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.  In addition, Seller shall deliver promptly to Buyer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, including as set forth on Schedule 5.13.

5.14Intellectual Property.  If within six months after the Closing Buyer reasonably determines that certain, material Intellectual Property owned by or Sublicensable by Seller or any of its Subsidiaries (excluding, for the avoidance of doubt, (i) any Excluded Marks, (ii) any third-party software licenses that are not Sublicensable or that will be provided as transition services under the Transition Services Agreement and for which Buyer will be responsible upon conclusion of such transition services and (iii) any other Contracts or Intellectual Property listed on Schedule 3.19(a) or Schedule 3.19(b)) is used by the Company as of the Closing in the design or manufacture of any of the Company’s products and delivers written notice to Seller that such Intellectual Property is necessary in all material respects for the Company’s continued design or manufacture of its products as conducted immediately prior to Closing, Seller and Buyer agree to cooperate in good faith to find an arrangement reasonably acceptable to Seller and Buyer that provides Seller with the benefits of such Intellectual Property thereafter. For purposes of this Section 5.14, “Sublicensable” means that Seller or one of its Subsidiaries has the right to grant licenses or sublicenses to Buyer within the scope granted herein without requiring any third party consent or resulting in the payment of royalties or other consideration by Seller or its Subsidiaries to third parties. Without limiting the representations and warranties set forth in Article III hereof, any benefits provided by Seller and its Subsidiaries pursuant to this Section 5.14 will be furnished “as is”, with all faults and without warranty of any kind, express, implied, statutory or otherwise.

5.15Business Covenants. Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company sold by Seller, that, after the Closing Date:

(a)Seller shall not (and shall cause Seller’s controlled Affiliates (collectively with Seller, the “Restricted Parties”) not to) directly or indirectly until the third (3rd) anniversary of the Closing Date induce or attempt to induce any customer, supplier or licensor of the Company as of the Closing Date who is located in a Restricted Territory to cease or modify doing Business with the Company as conducted on the Closing Date; provided, however, that the restrictions set forth in this Section 5.15(a) shall not (i) restrict the Restricted Parties from engaging in any activities carried on by the Restricted Parties as of the Closing Date to the extent they do no directly overlap with the Business, (ii) restrict the ability of the Restricted Parties to participate in projects in which the Restricted Parties may be required to engage in business (including, but not limited to the purchase of Competitive Products) with a Competing Business provided that, for each project, such business constitutes less than twenty percent (20%) of the total estimated value of such project, and (iii) restrict the Restricted Parties from acquiring or having an ownership interest in any entity engaged in a Competing Business if (x) the Restricted Parties’ ownership constitutes twenty percent (20%) or less of such entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, (y) sales generated by such entity from Competitive Products represent less than twenty percent (20%) of the aggregate annual sales revenues of such entity or (z) if the net asset value attributable to such entity’s Competing Business during the most recent fiscal year does not exceed $5 million.

(b)Seller shall not (and shall cause Seller’s controlled Affiliates not to) directly, or through directing a third party to, until the third (3rd) anniversary of Closing, (i) induce or attempt to induce any Person who was an employee of the Company on the date of this Agreement or the Closing Date to leave the employ of the Company, or (ii) hire any person who was an employee of the Company on the date of this Agreement or the Closing Date, except, in the case of each of clauses (i) and (ii), (x) as part of (or arising from) a general solicitation, search, or advertisement for employees or consultants through public advertisements not targeted at such employees or (y) those employees whose employment is terminated by the Company after the Closing Date.

(c)Seller and Buyer agree that the covenants and provisions in this Section 5.15 are reasonable in duration and scope. It is the intention of the Seller and Buyer that if any of the restrictions or covenants contained in this Section 5.15 is held to be for a length of time or scope which is not permitted by applicable Law or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, the courts of the State of Delaware shall construe and interpret or reform Section 5.15(a) or Section 5.15(b), as applicable, to provide for a covenant having the maximum enforceable time period, scope and other provisions, in each case not greater than those contained in Section 5.15(a) or Section 5.15(b), as shall be valid and enforceable under such applicable Law.

5.16Supplier Agreement.  Seller shall cause the Company to use commercially reasonable efforts to enter into a Supplier Agreement prior to or concurrently with the Closing on terms and conditions that are at least as favorable in the aggregate to the Company as the terms of the Company’s arrangement with such supplier as of the date of this Agreement.  In the event the Company has not entered into a

Supplier Agreement prior to the Closing, until such time as the Company enters into a Supplier Agreement, but no later than six (6) months after the Closing Date, the Transition Services Agreement will provide the Company with the right to continue to procure supplies from Supplier No. 1 in the same manner as if the Company were still an Affiliate of Seller.

VI.
CONDITIONS TO CLOSING.

6.1Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)The notifications of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated, and all approvals required under any other applicable Laws shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated.

(b)Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

6.2Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)The representations and warranties contained in Article III of this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than the representations and warranties set forth in Sections 3.2 and 3.4, which shall be true and correct in all respects, or prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)From the date hereof through the Closing, there shall not have occurred any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller certifying as to compliance with the matters described in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)Seller and the Company shall have delivered to Buyer duly executed counterparts of a transition services agreement in form and substance mutually acceptable to Seller and Buyer (the “Transition Services Agreement”).

6.3Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)The representations and warranties contained in Article IV of this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than the representations and warranties set forth in Section 4.2, which shall be true and correct in all respects, or prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an officer of Seller, certifying the fulfillment of the conditions specified in Sections 6.3(a) and 6.3(b).

(d)Buyer shall have delivered to Seller a duly executed counterpart of the Transition Services Agreement.

6.4Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

VII.
TERMINATION.

7.1Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)at any time, by mutual written agreement of Seller and Buyer;

(b)by either Buyer or Seller, by written notice to the other party if:

(i)at any time after October 31, 2021 (the “Outside Date”), provided, however, that in the event a final determination from the applicable Governmental Entity with respect to any approval required under Section 6.1(a) has not been received by the Outside Date, the Outside Date shall automatically be extended until the receipt of such final determination (but in no event shall the Outside Date be extended past 180 days after the original Outside Date), provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii)a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)by Buyer, upon written notice to Seller, if Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach; or

(d)by Seller, upon written notice to Buyer, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Seller; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Seller if the failure of Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach.

7.2Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to Section 7.1 hereof, this Agreement shall become void and there shall be no Liability on the part of any party hereto except (a) the provisions and obligations provided for in Section 1.1, Section 5.4, Section 5.5, this Section 7.2, and Article IX hereof shall survive any such termination of this Agreement.

VIII.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1Survival of Representations, Warranties and Covenants.  None of the representations and warranties contained herein or in any closing certificate delivered pursuant to this Agreement and, except as set forth in this Section 8.1, none of the covenants and agreements contained herein that are to be performed prior to the Effective Time will survive the Closing. The parties hereto acknowledge and agree that, in the event the Closing occurs, no party may bring a cause of action against any other party claiming, based upon or arising out of a breach of any of the representations and warranties set forth herein or the covenants and agreements contained herein that are to be performed prior to the Effective Time; provided, however, that nothing shall limit the ability of the parties to bring a cause of action for Fraud. This Section 8.1 shall not limit any covenant or agreement of the parties under Section 5.10 or any provision that by its terms contemplates performance effective as of or after the Closing or the bringing of any cause of action claiming, based upon or arising out of any breach thereof.

IX.
MISCELLANEOUS.

9.1Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by electronic transmission (receipt of which is confirmed):

(a)	If to Buyer, to:

Novanta Corporation

125 Middlesex Turnpike

Bedford, MA 01730

Attention: Robert Buckley

Email: robert.buckley@novanta.com

with a copy (which will not constitute notice) to:

Jenner & Block LLP

353 N. Clark St.

Chicago, Illinois 60654

Attention:  Thomas Monson, Esq.

Email: tmonson@jenner.com

(b)	If Seller, to:

Schneider Electric Motion USA, Inc.

c/o Schneider Electric USA, Inc.

38 Neponset Avenue

Foxboro, MA 02035

Attention:  Peter Wexler, Senior Vice President and Group General Counsel

     Joy Chen, Senior Legal Counsel, Mergers & Acquisitions

Email: peter.wexler@se.com

            joy.chen@se.com

with a copy (which will not constitute notice) to:

Hinckley Allen & Snyder LLP

100 Westminster Street

Suite 1500

Providence, Rhode Island 02903

Attention:  Joseph Kuzneski, Esq.

Email: jkuzneski@hinckleyallen.com

or to such other Person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given (x) on the date on which so hand-delivered, (y) if sent by mail, the third Business Day following the date on which so mailed and (z) if sent by electronic transmission, upon confirmation of receipt.

9.2Exhibits and Schedules.  For purposes of the representations and warranties of Seller contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by such entities calling for disclosure of such information, if it is reasonably apparent from a disclosure item or the documentation referenced that another disclosure section is also applicable.  The inclusion of any matter, information or item in any section of the Disclosure Schedule shall not be deemed to constitute an admission of any Liability by Seller or the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.3Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior and contemporaneous agreements, arrangements, Contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement).  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at Law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

9.4Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

9.5Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other party.

9.6No Third-Party Beneficiaries.

(a)Except as provided in Section 9.6(b), this Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

(b)The provisions of Sections 9.14, 9.15, and 9.16 are intended to be for the benefit of, and enforceable by, the persons referenced therein, and each such person shall be a third party beneficiary thereof.

9.7Fees and Expenses.  Subject to Section 2.1 and Section 5.7(e), whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.  Buyer shall be liable for and shall pay all applicable filing fees and other charges for the filings required under the HSR Act and any applicable non-US antitrust Laws by all parties.

9.8Counterparts; Effectiveness.  This Agreement may be executed manually, by electronic transmission, or by facsimile by the parties hereto, in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

9.9Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  No party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

9.10Governing Law.  This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) (each, a “Covered Matter”), shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

9.11Forum; Service of Process.  All Proceedings arising out of or relating to any Covered Matter shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Proceeding.  The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.11 and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that the service of process upon such party in any Proceeding arising out of or relating to any Covered Matter shall be effective if notice is given by overnight courier at the address set forth in Section 9.1.  Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Proceeding arising out of or relating to any Covered Matter shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

9.12WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY COVERED MATTER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS

CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.13Specific Performance.

(a)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Seller to cause Buyer, on the one hand, and the right of Buyer to cause Seller, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall be automatically extended for so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

(b)In the event that Seller brings an action for specific performance pursuant to this Section 9.13, and a court rules that Buyer breached this Agreement in connection with its failure to effect the Closing in accordance with Article II, but such court declines to enforce specifically the obligations of Buyer to effect the Closing in accordance with Article II, then, in addition to the right of Seller to terminate this Agreement pursuant to Section 7.1, Seller shall be entitled to pursue all applicable remedies at Law.  For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 7.1 and/or pursue all applicable remedies at Law.

9.14Non-Recourse.  Subject to this Section 9.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any party hereto shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

9.15Legal Representation.  Buyer hereby agrees its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Company), and each of their successors and assigns (all such parties, the “Waiving Parties”), that Hinckley Allen & Snyder LLP (or any successor) may represent any or all of Seller or its Affiliates (the “Seller Group”) or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation of the Company in connection with this Agreement and the transactions contemplated hereby, and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest arising therefrom or relating thereto in connection with the Post-Closing Representation, provided, however, that the parties agree to take all steps reasonably necessary to ensure that any attorney-client privilege attaching as a result of Hinckley Allen & Snyder LLP representing the Company will survive the Closing, and remain in effect and be controlled by the Company.  Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel prior to the Closing, including Hinckley Allen & Snyder LLP, made substantially in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby that were privileged communications between the Seller Group, the Company, and such counsel prior to the Closing, shall continue from and after the Closing to be privileged and that neither Buyer, the Waiving Parties, nor any Person purporting to act on behalf of or through Buyer or any of the Waiving Parties, will seek to obtain the same by any process.  From and after the Closing, Buyer, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Hinckley Allen & Snyder LLP or any Person in the Seller Group occurring prior to the Closing in connection with any Post-Closing Representation.

9.16Release.  Effective as of the Closing Date, except for any rights or obligations under this Agreement or any instrument delivered in connection herewith, each of Buyer on behalf of itself and its Subsidiaries and Affiliates (including, after the Closing, the Company) and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates, each of their direct and indirect equityholders, and each of their respective current and former officers, directors, employees, partners, managers, advisors, successors and assigns (collectively, the “Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

SCHNEIDER ELECTRIC HOLDINGS, INC.

By:	/s/ Peter Wexler
Name: Peter Wexler
Title: President

[Signature Page to Stock Purchase Agreement]

BUYER:

NOVANTA CORPORATION

By:	/s/ Robert J. Buckley
Name: Robert J. Buckley
Title: CFO

[Signature Page to Stock Purchase Agreement]